EXHIBIT 99.2

SECURITISATION ADVISORY SERVICES PTY.LIMITED
OFFICER'S CERTIFICATE OF COMPLIANCE

                The undersigned officer of Securitisation Advisory Services Pty. Limited, a company organized under the laws of New South Wales, Australia ("SAS"), hereby certifies on behalf of SAS and on his own behalf for purposes of the Class A-1 and A-3 Mortgage-Backed Floating Rate Notes (the "Notes"), as follows:

1.	I am a duly appointed, qualified and acting Director of SAS;

2.	I am duly authorized to execute and deliver this Officer's Certificate on behalf of SAS; and

3.

To the best of my knowledge, the Issuer Trustee has complied with all conditions and covenants under the transaction documents for the Medallion Trust Series 2005-2G issue of Notes for the period between May 4, 2005 and June 30, 2005

                Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Prospectus Supplement related to the above-referenced issue of Notes.

                IN WITNESS WHEREOF, I have signed my name as of September 20, 2005.

By:	/s/ Marten Touw
Name: Marten Touw
Title: Director